Exhibit 99.1
[CFS Bancorp, Inc Letterhead]


April 26, 2005
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 219-836-5500

     CFS Bancorp, Inc. Announces First Quarter 2005 Financial Results

     MUNSTER, IN - April 26, 2005 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company) today reported net income for the first quarter of 2005 of $266,000 as compared to $1.2 million reported for the first quarter of 2004. Diluted earnings per share were $0.02 for the first quarter of 2005 compared to diluted earnings per share of $0.11 for the comparable prior year period. The Company's net income for the first quarter of 2005 was adversely affected by a pre-tax charge of $4.7 million ($2.9 million net of tax or $0.24 per diluted share) to interest expense related to amortization of the deferred premium on early extinguishment of debt relating to the Company's restructuring during the fourth quarter of 2004 of Federal Home Loan Bank (FHLB) borrowings. This pre-tax charge was partially offset by a $3.4 million ($2.1 million net of tax or $0.17 per diluted share) decrease in interest expense as a result of the Company's lower contractual interest rates on the restructured borrowings for the first quarter of 2005 as compared to the first quarter of 2004.

     The Company's net interest income before provision for losses on loans was $6.1 million for the first quarter of 2005, a decrease of $1.3 million from the first quarter of 2004. The Company's net interest margin was 2.00% for the first quarter of 2005 compared to 1.99% for the first quarter of 2004. Both net interest income and net interest margin were negatively impacted by the $4.7 million amortization of premium on early extinguishment of debt which was included in interest expense as an additional cost of the Company's borrowings. The average unamortized deferred premium is classified as an offset to the Company's average borrowings outstanding and totaled $28.1 million for the first quarter of 2005. The effect of the deferred premium and the related quarterly amortization was to reduce the Company's net interest margin by 156 basis points for the first quarter of 2005. Partially offsetting the effects of the deferred premium was a 79 basis point increase in the yield on earning assets combined with a 14 basis point decrease in the cost of deposits during the first three months of 2005 compared to the first quarter of 2004.

Chairman's Comments

     "We are excited by the improving trends in our core operations. We are seeing positive results from our efforts to reposition both sides of the balance sheet to take advantage of the higher current interest rates," said Thomas F. Prisby, Chairman and CEO. "We continue to focus on adding short-term and adjustable-rate assets and growing core deposits while reducing our concentration of higher cost certificates of deposit. As a result, we expect our net interest margin, excluding the FHLB deferred premium amortization, to continue to trend upwards."

CFS Bancorp, Inc. - Page 2 of 8


Net Interest Income

     Net interest income for the first quarter of 2005 was $6.1 million. Net interest margin was 2.00% for the first quarter 2005 and remained stable as compared to the first quarter of 2004. The Company's interest income was adversely affected by a 17.5% decrease in average interest-earning assets during the quarter ended March 31, 2005 as compared to the first quarter of 2004. The weighted average yield on the Company's interest-earning assets improved to 5.51% for the first quarter 2005 and represented a 79 basis point increase from the comparable 2004 period. The decrease in the average balance of interest-earning assets was primarily the result of the use of low yielding interest-earning assets to reduce the total amount of the Company's borrowings. The increase in the average yield primarily was the result of the upward repricing of adjustable-rate loans reflecting higher market rates of interest coupled with the use of the low yielding interest-earning assets.

     The increase in the Company's interest expense for the first quarter of 2005 from the comparable 2004 period was primarily a result of the $4.7 million premium amortization expense related to the early extinguishment of debt which is recorded as a charge to interest expense. The non-cash amortization was partially offset by a $3.4 million decrease in interest expense related to the Company's lower contractual interest rates on its restructured FHLB borrowings coupled with an $831,000 decrease in interest expense on deposits. The weighted average cost of deposits decreased to 1.53% for the first quarter of 2005 as compared to 1.67% for the first quarter of 2004. The average balance of interest-bearing liabilities decreased 19.1% as a result of the lower average balances on certificates of deposit combined with the reduction in the average balance of borrowings resulting from the repayment in 2004 of $75.0 million of FHLB borrowings together with the average balance of the unamortized deferred premium. The average cost of interest-bearing liabilities increased 94 basis points for the quarter ended March 31, 2005 when compared to the first quarter of 2004. The increase in the weighted average cost of interest-bearing liabilities was primarily a result of the premium amortization expense recognized during the first quarter of 2005. The interest expense related to the deferred premium amortization is expected to be $4.0 million, $2.9 million and $2.8 million before taxes in the quarters ended June 30, 2005, September 30, 2005 and December 31, 2005, respectively.

Non-Interest Income

     The Company's first quarter of 2005 non-interest income was $2.5 million, a decrease of $651,000 from the first quarter of 2004. The decrease was mainly a result of a $240,000 "other-than-temporary" impairment realized on the Company's $1.5 million investment in Freddie Mac fixed-rate preferred stock. In addition, non-interest income decreased as a result of the Company's net realized losses of $65,000 incurred on the sales of securities during the first quarter of 2005 compared to net realized gains of $321,000 for the first quarter of 2004. Partially offsetting these decreases was an increase in service charges and other fees of $36,000 for the first quarter of 2005 as compared to the first quarter of 2004. The Company also realized a $63,000 gain on the sales of two properties held as other real estate owned during the first quarter of 2005.

Non-Interest Expense

     Non-interest expense for the first quarter of 2005 was $8.3 million, a decrease of $273,000 from $8.5 million for the comparable period in 2004. The decrease was primarily a result of decreased benefit expenses of $314,000 during the first quarter of 2005 associated with the vesting of stock issued under the Company's Recognition and Retention Plan (RRP). The Company's marketing expense also

CFS Bancorp, Inc. - Page 3 of 8


decreased $98,000 during the first quarter of 2005 as compared to the comparable 2004 period due to a decrease in the use of newspaper advertising and direct mail campaigns. The above mentioned decreases were partially offset by increases in net occupancy expense related to the Company's new offices which opened during the second and third quarter of 2004 and data processing charges related to the increased usage of electronic banking services that the Company offers to its customers.

Income Taxes

     The Company's income tax benefit for the first quarter of 2005 was $246,000 compared to the income tax benefit of $21,000 for the comparable period in 2004. The increased tax benefit was a result of the lower pre-tax earnings, the effects of permanent tax differences primarily related to the Company's investment in Bank-owned life insurance and the application of available tax credits. The permanent tax differences and available tax credits are expected to continue to have a favorable impact on income tax expense throughout 2005.

Asset Quality

     The Company's provision for losses on loans was $255,000 for the first quarter of 2005, a decrease of $484,000 from the comparable 2004 period. During the first quarter of 2004, the Company increased its provision due to a non-performing commercial real estate loan secured by a motel. During the second quarter of 2004, this loan was transferred to other real estate owned and sold.

     As of March 31, 2005, the Company had nine impaired loans totaling $25.3 million with an impairment allocation related to these loans of $6.2 million. Seven of the impaired loans are commercial real estate loans, of which four are secured by hotels and total $20.8 million with aggregate impairment allocations of $4.1 million. The other three impaired commercial real estate loans are secured by a golf course and total $3.4 million with an impairment allocation of $1.4 million. The two remaining impaired loans are commercial loans, of which one is secured by business assets and the other by improved land. These two loans total $1.1 million with an aggregate impairment allocation of $694,000.

     The Company's non-performing assets totaled $27.1 million as of March
31, 2005 compared to $28.2 million as of December 31, 2004. The ratio of non-performing assets to total assets was 2.08% at March 31, 2005, an improvement from 2.14% at December 31, 2004. The improvement in the ratio resulted from a $1.8 million decrease in non-performing retail loans, most notably in non-performing single-family residential loans, which was partially offset by a $405,000 increase in non-performing commercial loans and a $265,000 increase in other real estate owned.

     The Company's allowance for losses on loans was $13.4 million at March 31, 2005 and at December 31, 2004. The ratio of the allowance for losses on loans to total loans was 1.37% and 1.35% at March 31, 2005 and December 31, 2004, respectively. The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio. The allowance for losses on loans represents the Company's estimate of inherent losses existing in the loan portfolio which are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information. The Company believes that, as of March 31, 2005, the allowance for losses on loans was adequate.

CFS Bancorp, Inc. - Page 4 of 8


Balance Sheet

     As of March 31, 2005, the Company's net loans receivable totaled $978.2 million as compared to $988.1 million at December 31, 2004. The Company originated over $40.0 million in new loans and lines of credit during the first quarter of 2005 which was more than offset by loan repayments and transfers to other real estate owned. As of March 31, 2005, the Company had commitments to originate commercial and retail loans and lines of credit totaling $34.0 million.

     Securities available-for-sale totaled $214.7 million at March 31, 2005, a $12.5 million increase from December 31, 2004, resulting from $42.8 million in purchases which were partially offset by sales, maturities and paydowns during the quarter.

     Total deposits were $843.1 million at March 31, 2005, down $20.1 million from $863.2 million at December 31, 2004. The decrease was largely caused by a reduction of $20.4 million in certificates of deposit which was slightly offset by an increase in core deposits of $313,000. The decrease in certificates of deposit was primarily due to the managed runoff of above market rate certificates as they reached maturity. The Company continues to focus on increasing its low cost core deposits through continued promotional efforts and incentive programs. Average core deposits for the first quarter of 2005 increased 1.3% and 3.3% compared to the fourth quarter and the first quarter of 2004, respectively.

     The Company's borrowed money totaled $291.3 million as of March 31, 2005 compared to $286.6 million at December 31, 2004. The Company's borrowed money as of March 31, 2005 consisted of $316.7 million of FHLB borrowings, partially offset by the $25.4 million of deferred premium related to the early extinguishment of FHLB debt. At December 31, 2004, the Company's FHLB borrowings totaled $316.8 million and were partially offset by $30.2 million of deferred premium.

     Stockholders' equity at March 31, 2005 was $146.1 million as compared to $147.9 million at December 31, 2004. The decrease in the first quarter of 2005 was primarily due to:

     * a $904,000 increase in unrealized losses on available-for-sale securities, net of tax;
     *   cash dividends declared during 2005 totaling $1.4 million; and
     *   repurchases of the Company's common stock during 2005 totaling
         $283,000.

Partially offsetting the above described decreases in stockholders' equity, the Company also realized during 2005:

     *   net income of $266,000;
     * $422,000 related to shares committed to be released under the Company's Employee Stock Ownership Plan; and
     *   proceeds from stock option exercises totaling $52,000.

     During the first quarter of 2005, the Company repurchased 20,000 shares of its common stock at an average price of $14.17 per share pursuant to the share repurchase program announced in March 2003. Since its initial public offering, the Company has repurchased an aggregate of 11,612,616 shares of its common stock at an average price of $11.75 per share. As of March 31, 2005, the Company has 1,160,156 of shares remaining to be repurchased under its current share repurchase program.

CFS Bancorp, Inc. - Page 5 of 8



     As of March 31, 2005, stockholders' equity per common share was $11.81, as compared to $11.94 at December 31, 2004. The regulatory capital ratios of Citizens Financial Services, FSB (the Bank), the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements. As of March 31, 2005, the Bank was deemed to be "well-capitalized" under the Office of Thrift Supervision regulatory capital guidelines.

     CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.3 billion asset federal savings bank. Citizens Financial Services provides community banking services and currently operates 23 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

                                 #   #   #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements regarding the interest rate environment, asset yields and cost of funds, net interest income, loan volume, net interest margin, loan loss reserves and impairment reserves, income levels, expected effect of amortization of deferred premium on the FHLB borrowings, repositioning of the balance sheet, growth of core deposits, earning trends and impact of tax credits and permanent tax differences. In addition, the words "anticipate," "believe," "estimate," "expect," "indicate," "intend," "should," and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

                                 #   #   #

         SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOWS.

CFS Bancorp, Inc. - Page 6 of 8

                                                CFS BANCORP, INC.
                                             Highlights (Unaudited)
                                 (Dollars in thousands, except per share data)

                                                                    Three Months Ended
                                                           --------------------------------
EARNINGS HIGHLIGHTS AND PERFORMANCE RATIOS (1)             March 31, 2005    March 31, 2004
-----------------------------------------------            --------------    --------------
Net income                                                  $      266        $    1,244
Basic earnings per share                                          0.02              0.11
Diluted earnings per share                                        0.02              0.11
Cash dividends declared per share                                 0.12              0.11
Return on average assets                                          0.08   %          0.32   %
Return on average equity                                          0.73              3.19
Average yield on interest-earning assets                          5.51              4.72
Average cost on interest-bearing liabilities                      3.96              3.02
Interest rate spread                                              1.55              1.70
Net interest margin                                               2.00              1.99
Non-interest expense to average assets                            2.57              2.20
Efficiency ratio (2)                                             94.10             83.86
Market price per share of common stock
  for the period ended:                            Closing  $    13.76        $    14.74
                                                      High       14.37             15.16
                                                       Low       13.67             14.57

STATEMENT OF CONDITION HIGHLIGHTS AND
PERFORMANCE RATIOS                                         March 31, 2005    December 31, 2004
-----------------------------------------------            --------------    ------------------
Total assets                                                $1,298,397        $1,314,714
Loans receivable, net of unearned fees                         978,179           988,085
Total deposits                                                 843,085           863,178
Total stockholders' equity                                     146,092           147,911
Book value per common share                                      11.81             11.94
Non-performing loans                                            26,261            27,675
Non-performing assets                                           27,051            28,200
Allowance for losses on loans                                   13,435            13,353
Non-performing loans to total loans                               2.68   %          2.80   %
Non-performing assets to total assets                             2.08              2.14
Allowance for losses on loans
  to non-performing loans                                        51.16             48.25
Allowance for losses on loans to total loans                      1.37              1.35
Average equity to average assets (3)                             11.31             10.45
Average interest-earning assets
  to average interest-bearing liabilities (3)                   112.81            112.34
Employees (FTE)                                                    337               327
Branches and offices                                                23                24

                                                                  Three Months Ended
                                                           --------------------------------
AVERAGE BALANCE DATA                                       March 31, 2005    March 31, 2004
-----------------------------------------------            --------------    --------------
Total assets                                                $1,301,291        $1,558,530
Loans receivable, net of unearned fees                         983,286           985,101
Total interest-earning assets                                1,226,650         1,487,029
Total liabilities                                            1,154,055         1,401,652
Total deposits                                                 846,801           965,685
Interest-bearing deposits                                      798,263           926,138
Total interest-bearing liabilities                           1,087,345         1,344,601
Stockholders' equity                                           147,236           156,878

------------------------------------
(1)  Ratios are annualized where appropriate.
(2) Calculated as non-interest expense divided by the sum of net interest income and non-interest income, adjusted for gains or losses on sales of securities and assets and impairment of securities. Management believes this calculation is consistent with the calculation used by many other financial institutions.
(3) Ratios calculated on average balances for the three month periods presented.

CFS Bancorp, Inc. - Page 7 of 8


                       CFS BANCORP, INC.
         Consolidated Statements of Income (Unaudited)
         (Dollars in thousands, except per share data)

                                                                  For the Three Months Ended
                                                                            March 31,
                                                                 ----------------------------
                                                                      2005            2004
Interest income:                                                 -----------   --------------
 Loans                                                           $   14,573    $     14,116
 Securities                                                           1,721           2,670
 Federal Home Loan Bank dividends                                       302             330
 Other                                                                   67             346
                                                                 -----------   --------------
   Total interest income                                             16,663          17,462

Interest expense:
 Deposits                                                             3,005           3,836
 Borrowings                                                           7,604           6,263
                                                                 -----------   --------------
   Total interest expense                                            10,609          10,099
                                                                 -----------   --------------
Net interest income before provision for losses on loans              6,054           7,363
Provision for losses on loans                                           255             739
                                                                 -----------   --------------
Net interest income after provision for losses on loans               5,799           6,624

Non-interest income:
 Service charges and other fees                                       1,713           1,677
 Commission income                                                      165             152
 Net realized gains (losses) on sales of securities                     (65)            321
 Impairment on available-for-sale securities                           (240)              -
 Net gain (loss) on sale of assets                                       62              (1)
 Income from Bank-owned life insurance                                  362             358
 Other income                                                           484             625
                                                                 -----------   --------------
   Total non-interest income                                          2,481           3,132

Non-interest expense:
 Compensation and employee benefits                                   4,593           4,859
 Net occupancy expense                                                  723             643
 Professional fees                                                      355             391
 Data processing                                                        680             655
 Furniture and equipment expense                                        443             462
 Marketing                                                              197             295
 Other general and administrative expenses                            1,269           1,228
                                                                 ------------  --------------
   Total non-interest expense                                         8,260           8,533
                                                                 ------------  --------------
Income before income taxes                                               20           1,223
Income tax benefit                                                     (246)            (21)
                                                                 ------------  --------------
Net income                                                       $      266    $      1,244
                                                                 ============  ==============
Per share data:
 Basic earnings per share                                        $     0.02    $       0.11
 Diluted earnings per share                                      $     0.02    $       0.11
 Cash dividends declared per share                               $     0.12    $       0.11

Weighted-average shares outstanding                              11,786,828      11,400,544
Weighted-average diluted shares outstanding                      12,051,942      11,805,671



CFS Bancorp, Inc. - Page 8 of 8


                                 CFS BANCORP, INC.
            Consolidated Statements of Financial Condition (Unaudited)
                              (Dollars in thousands)

                                                                                       March 31,    December 31,
                                                                                          2005          2004
                                                                                      -----------   ------------
ASSETS
Cash and amounts due from depository institutions                                     $   16,215    $   16,878
Interest-bearing deposits                                                                    304        11,217
Federal funds sold                                                                         1,429         9,999
                                                                                      ----------    ----------
  Cash and cash equivalents                                                               17,948        38,094

Securities, available-for-sale                                                           214,692       202,219
Investment in Federal Home Loan Bank stock, at cost                                       27,960        27,665
Loans receivable, net of unearned fees                                                   978,179       988,085
  Allowance for losses on loans                                                          (13,435)      (13,353)
                                                                                      ----------    ----------
   Net loans                                                                             964,744       974,732
Accrued interest receivable                                                                6,089         5,456
Other real estate owned                                                                      790           525
Office properties and equipment                                                           15,251        15,511
Investment in Bank-owned life insurance                                                   33,724        33,362
Prepaid expenses and other assets                                                         17,199        17,150
                                                                                      ----------    ----------
    Total assets                                                                      $1,298,397    $1,314,714
                                                                                      ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                              $  843,085    $  863,178
Borrowed money                                                                           291,302       286,611
Advance payments by borrowers for taxes and insurance                                      9,308         8,177
Other liabilities                                                                          8,610         8,837
                                                                                      ----------     ---------
    Total liabilities                                                                  1,152,305     1,166,803

Stockholders' Equity:
 Preferred stock, $0.01 par value; 15,000,000 shares authorized                               --            --
 Common stock, $0.01 par value; 85,000,000 shares authorized;
   23,423,306 shares issued as of March 31, 2005 and December 31, 2004;
   12,370,572 and 12,385,322 shares outstanding as of March 31, 2005 and
   December 31, 2004, respectively                                                           234           234
 Additional paid-in capital                                                              190,109       189,991
 Retained earnings, substantially restricted                                              93,792        94,904
 Treasury stock, at cost; 11,052,734 and 11,037,984 shares
   as of March 31, 2005 and December 31, 2004                                           (130,909)     (130,689)
 Unallocated common stock held by ESOP                                                    (5,660)       (5,959)
 Unearned common stock acquired by RRP                                                      (148)         (148)
 Accumulated other comprehensive loss, net of tax                                         (1,326)         (422)
                                                                                      ----------    ----------
  Total stockholders' equity                                                             146,092       147,911
                                                                                      ----------    ----------
    Total liabilities and stockholders' equity                                        $1,298,397    $1,314,714
                                                                                      ==========    ==========